Exhibit 10.11

FIRST AMENDMENT TO COLLERAN EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (the “Amendment”) is made by and between William T. Colleran (the “Executive”) and Impinj, Inc. (the “Company” and together with the Executive hereinafter collectively referred to as the “Parties”) on February 19, 2009.

W I T N E S S E T H:

WHEREAS, the Parties previously entered into a employment offer letter, dated June 20, 2000 (the “ Prior Agreement”); and

WHEREAS, the Company and Executive amended the Prior Agreement on December 19, 2008 (the “Amended & Restated Colleran Employment Agreement”), bringing certain terms into compliance with Section 409A of the Internal Revenue Code and the final regulations and other official guidance thereunder (“Section 409A”).

NOW, THEREFORE, for good and valuable consideration, Executive and the Company agree to further amend the Amended & Restated Colleran Employment Agreement, as follows:

1. Section 8(a) of the Amended & Restated Colleran Employment Agreement is hereby amended and replaced in its entirety as follows:

“(a) The continued payment of salary set forth in subsections (a) and (b) of Section 7 shall be contingent upon Executive signing and not revoking the Company’s standard release upon termination and provided that such release becomes effective no later than one hundred and twenty (120) days following the termination date or such earlier date required by the release agreement (such deadline, the “Release Deadline”). If the release does not become effective by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the release actually becomes effective. In the event the termination occurs at a time during the calendar year where the release could become effective in the calendar year following the calendar year in which Executive’s termination occurs, then any severance payments or benefits under this Agreement that would be considered Payments (as defined in Section 8(d)) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, (i) the Release Deadline, (ii) such time as required by the payment schedule applicable to each payment or benefit as set forth in Section 7, or (iii) such time as required by this Section 8(d).”

2. Section 9(d) of the Amended & Restated Colleran Employment Agreement is hereby amended and replaced in its entirety as follows:

“Good Reason. For the purposes of this Agreement, “Good Reason” means Executive’s resignation that is effective within two (2) years following the occurrence of one or more of the following events without Executive’s consent: (i) a material reduction of Executive’s Base Salary; (ii) the assignment to Executive of any duties, or the reduction of Executive’s duties, either of which results in a material diminution in Executive’s authority, duties or responsibilities with the Company in effect immediately prior to such assignment or reduction, or the removal of Executive from such position and responsibilities, unless Executive is provided with comparable authority, duties or responsibilities; provided that, neither a mere change in title alone nor reassignment following a Change in Control to a position that is substantially similar to the position held prior to the Change in Control in terms of job duties, responsibilities and requirements shall constitute a material reduction in job responsibilities; or (iii) a material change in the geographic location at which Executive must perform services (for purposes of this Agreement, the relocation of Executive to a facility or a location less than fifty (50) miles from Executive’s then-present location shall not be considered a material change in geographic location). Executive will not resign for “Good Reason” without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.”

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the day and year set forth above.

COMPANY	IMPINJ, INC.

/s/ Mark S. Gunning
By: Mark S. Gunning
Title: CFO

EXECUTIVE	WILLIAM T. COLLERAN

/s/ William T. Colleran